Exhibit 10.1

TRAVELZOO INC.

NORTH AMERICA EXECUTIVE BONUS PLAN

As Amended and Restated Effective January 1, 2007

I.	PURPOSE

The purpose of the Travelzoo Inc. North America Executive Bonus Plan is to provide an incentive plan, which is based upon achievement of specific performance criteria established for the Company’s North American market, to attract, motivate and retain key executives on a competitive basis in which total compensation levels are closely linked to the accomplishment of the Company’s financial and strategic objectives.

II.	DEFINITIONS

The following words shall have the following meanings unless the context clearly requires otherwise:

A.           “Bonus” means the amount of compensation payable to a Participant under the Plan.

B.           “Committee” means the Compensation Committee of the Board of Directors of the Company.

C.	“Company” means Travelzoo Inc., a Delaware Corporation.

D.           “Fiscal Year” means the Fiscal Year of the Company, which is currently the twelve-month period ending December 31.

E.           “Annual Operating Budget” means the budget adopted by the Company and approved by the Chief Executive Officer for the applicable Fiscal Year relating to its operations in North America, as amended by the Company at any time and for any reason.

F.            “Participant” means an executives of the Company whom the Committee designates as a Participant for a Fiscal Year.

G.	“Plan” means this North America Executive Bonus Plan.

H.           “Pro Forma Operating Income” means the operating income per the Annual Operating Budget before any expenses for the Plan.

I.	“Revenue” means revenues from unaffiliated customers.

J.            “Significant Customer” means, for any quarter, a customer that, together with its affiliates, accounts for 10% (rounded to the nearest 1%) or more of Company’s worldwide consolidated revenues for the quarter.

K.           “Top 20 Subscribers” means those person who have subscribed for the Company’s “Top 20” email notification service and who remain on the Company’s list of such subscribers.

III.	ELIGIBILITY

Participation in the Plan shall be limited to those executives of the Company designated by the Committee, in its sole discretion. Additions or deletions to the Plan during a Fiscal Year generally shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

IV.	DETERMINATION OF BONUS AWARD

The Bonus awarded to Participants shall be based upon the Company’s success in achieving the quarterly targets specified in the Company’s Annual Operating Budget for the applicable Fiscal Year. The amount of Bonus shall be determined as follows:

A.           Subject to Section IV.C., a Participant shall be eligible for a Bonus in the amount of $50,000 for each quarter in which the Company attains all of the following:

(1)	100.0% of Revenue target;
(2)	100.0% of Pro Forma Operating Income target;
(3)	100.0% of the U.S. Top 20 Subscribers target; and
(4)	100.0% of the Canada Top 20 Subscribers target.

B.           In the event that a Participant is not eligible for a Bonus under Section IV.A. due to the Company’s failure to reach one or more targets, he or she shall be eligible for a reduced Bonus in the amount of $25,000, subject to Section IV.C., if the Company attains all of the following:

(1)	98.0% of Revenue target;
(2)	90.0% of Pro Forma Operating Income target;
(3)	Within 50,000 subscribers of achieving the U.S. Top 20 Subscribers target or exceeding the target; and
(4)	Within 25,000 subscribers of achieving the Canada Top 20 Subscribers target or exceeding the target.

C.           No Bonus shall be payable to any Participant under Sections IV.A. or IV.B. herein if there are more than two Significant Customers or if any Significant Customer accounts for more than 17% of the worldwide consolidated revenues for the quarter.

D.           A Bonus to any Participant may be denied or adjusted downward by the Committee as, in the Committee’s sole judgment, is merited based upon its assessment of the Participant’s performance during the quarter.

V.	VESTING

A Participant must be employed with the Company through the last day of the quarter in order to receive any Bonus attributable to such quarter. In the event that, after the end of a quarter but prior to the date of payment of the Bonus for such quarter, a Participant terminates or is terminated by the Company for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Bonus shall be paid, and, if so, the amount of such payment.

VI.	PAYMENT OF AWARDS

The Bonus shall be paid to the Participant in a lump sum as soon as administratively practicable following the end of the quarter to which it relates but no later than sixty (60) days after the end of the quarter. The Company shall deduct from any payments hereunder such amounts as may be appropriate for customary withholdings, including without limitation, federal, state and local taxes.

VII.	ADMINISTRATION OF THE PROGRAM

The Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms and shall have discretionary authority to interpret those terms. All decisions of the Committee shall be final and binding.

VIII.	AMENDMENT OR TERMINATION

The Company reserves the right to amend or terminate this Plan at any time and for any reason.

IX.	MISCELLANEOUS

A.           All payments under the Plan shall be made from the general assets of the Company. To the extent any person acquires a right to receive payments under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

B.           Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

C.           No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void.

D.           Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company or to limit the right of the Company to discharge the Participant at any time, with or without cause.

E.            If, at such time as a Participant becomes entitled to a Bonus payment hereunder, he or she has any debt, obligation or other liability representing an amount owing to the Company, and if such debt, obligation, or other liability is due and owing at the time the Bonus is payable hereunder, the Company may offset the amount owing it against the amount of Bonus otherwise payable hereunder.

F.            In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

G.           The Plan shall be construed and administered in accordance with the laws of the State of New York.

On this 6th day of April 2007, the Compensation Committee of the Board of Directors hereby adopts this Plan restatement of as of January 1, 2007.

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